U.S. SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                             FORM 12b-25

                     NOTIFICATION OF LATE FILING

                                                              SEC FILE NUMBER
                                                                  0-10124

                                                                CUSIP NUMBER
                                                                 053667 10 1
                           (Check One):

   [ ] Form 10-K and Form 10-KSB [ ] Form  20-F [ ] Form 11-K [X] Form 10-Q
                     and Form 10-QSB [ ] Form N-SAR
                  For Period Ended: December 31, 1999

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                  [  ]     Transition Report on Form 10-K
                  [  ]     Transition Report on Form 20-F
                  [  ]     Transition Report on Form 11-K
                  [  ]     Transition Report on Form 10-Q
                  [  ]     Transition Report on Form N-SAR
                  For the Transition Period Ended:  ______________

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     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates: Not Applicable

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Part I--Registration Information

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         Full Name of Registrant: Aviation Group, Inc.

         Former Name if Applicable:  N/A

         Address of Principal Executive Office (Street and Number)

                                              700 North Pearl Street
                                                    Suite 2170
                                                Dallas, Texas 75201

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Part II--Rules 12b-25 (b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, 10-Q or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative

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State  below in  reasonable  detail the  reasons  why annual  report,  quarterly report, transition report on Form 10-and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB or N-SAR or portion thereof could not be filed within the prescribed period.

The  Company is working to complete  its  accounting  and Form 10-QSB  Quarterly
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Report.  The Company is  completing  its  accounting  review and  examining  the
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appropriate  disclosure for certain  non-financial events and will file its Form
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10-QSB  within  the  prescribed  period  allowed by the rules  relating  to Form
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12b-25.

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Part IV--Other Information

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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

     Richard Morgan              214                 922-8100 ext. 1102
        (Name)               (Area Code)             (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X]  Yes    [  ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [X]  Yes    [  ]  No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     During the three months ended December 31, 1999, the Company experienced net loss of $715,000 on revenues of $2,400,000.

                        Aviation Group, Inc.
             (Name of Registrant as specified in charter)

has   caused this  notification to  be signed  on  its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2000


                                       By:/s/ Richard Morgan
                                       -----------------------------------------
                                       Richard Morgan, Executive Vice President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.

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                              ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).